EXHIBIT 99.1

WESTMONT RESOURCES INC
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM INCEPTION ON NOVEMBER 16, 2004 TO November 30, 2010

 (AN EXPLORATION STAGE COMPANY)
(Unaudited)

	Date	Number of Preferred Shares	Par Value of Preferred Shares	Number of Common Shares	Par Value of Common Shares	Additional Paid -in Capital	Share Subscription Receivables	Surplus/ (Deficit) Accumulated During the Exploration Phase	Total Stockholders Equity / (Deficit)
			0.001		0.001
Balance – November 16, 2004 (Date of Inception)	17-Nov-04	-	-	-	-	-	-	-	-
Common stock issued for cash at $0.001 per share	18-Nov-04	-	-	110,000	110	5,390	-	-	5,500
Share subscriptions received	16-Mar-04	-	-	-	-	-	10,700	-	10,700
Net loss for the period	1-Jun-04	-	-	-	-	-	-	(4,515)	(4,515)
Balance – May 31, 2005	1-Jun-05	-	-	110,000	110	5,390	10,700	(4,515)	11,685
Common stock issued for cash at $0.02 per share	16-Aug-05	-	-	76,660	77	76,583	-	-	76,660
Subscriptions receivable	16-Sep-05	-	-	-	-	-	(10,700)	-	(10,700)
Net loss for the year	1-Jun-05	-	-	-	-	-	-	(16,226)	(16,226)
Balance – May 31, 2006	1-Jun-06	-	-	186,660	187	81,973	-	(20,741)	61,419
Net loss for the year	1-Jun-06	-	-	-	-	-	-	(40,353)	(40,353)
Balance – May 31, 2007	1-Jun-07	-	-	186,660	187	81,973	-	(61,094)	21,066
Net loss for the year	1-Jun-07	-	-	-	-	-	-	(60,832)	(60,832)
Balance – May 31, 2008	1-Jun-08	-	-	186,660	187	81,973	-	(121,926)	(39,766)
Common stock issued for services at $0.001 per share	22-Nov-08	-	-	340,000	340	16,660	-	-	17,000
Common stock issued for Avalon International services at $0.001 per share	22-Nov-08	-	-	450,000	450	22,050	-	-	22,500
Common stock issued for partial conversion of debt	7-Feb-09	-	-	40,000	40	30,041	-	-	30,081
Convertible preferred stock issued for services at $0.001 per share	17-Feb-09	60,000	60	-	-	2,940	-	-	3,000
Beneficial conversion feature for convertible preferred stock	17-Feb-09	-	-	-	-	3,000	-	-	3,000
Deemed dividend for preferred shares	17-Feb-09	-	-	-	-	(3,000)	-	-	(3,000)
Common stock issued for acquisition of Get2Networks, Inc. at $0.001 per share	2-Mar-09	-	-	866,000	866	42,434	-	-	43,300
Common stock issued for partial conversion of debt	21-May-09	-	-	50,000	50	35,500	-	-	35,550
Net loss for the year	1-Jun-09	-	-	-	-	-	-	(546,925)	(546,925)
Balance – May 31, 2009	1-Jun-09	60,000	60	1,932,660	1,933	231,598	-	(668,851)	(435,260)
Convertible preferred stock issued for services at $0.001 per share	26-Oct-09	30,000	30	-		1,470	-	-	1,500
Common stock issued for service at $0.001 per share	1-Dec-09			2,000,000	2,000	-	-	-	2,000
preferred stock issued for services at $0.001 per share	11-May-10	40,000	40			-	-	-	40
Common stock issued for service at $0.001 per share	11-May-10			30,000,000	30,000	-	-	-	30,000
Common stock cancelled for sale of G2N	11-May-10			(433,000)	(433)	433			-
Preferred stock cancelled for sale of G2N	11-May-10	(30,000)	(30)			30			-
Shares issued for conversion of debt	15-May-10			20,000,000	20,000	-	-	-	20,000
Net loss for the year	1-Jun-10	-	-	-	-	-	-	(447,113)	(447,113)
Balance – May 31, 2010	1-Jun-10	100,000	100	53,499,660	53,500	233,531	-	(1,115,964)	(828,833)
Net loss for the year	1-Sep-10	-	-	-	-	-	-		(39,129)
Balance – August 31, 2010	1-Sep-10	100,000	100	53,499,660	53,500	233,531	-	(1,115,964)	(867,962)
Common stock issued for service at $0.001 per share	3-Sep-10			175,000	175	-	-	-	175
Shares issued for conversion of debt	7-Oct-10			6,300,000	12,715	-	-	-	12,715
Prior period adjustment for non-cancelled stock	30-Nov-10	30,000	30	433,000	433	(463)	-	-	-
Net loss for the year	30-Nov-10	-	-	-	-	-	-		(155,511)
Balance – November 30, 2010	30-Nov-10	130,000	130	60,407,660	66,823	233,068	-	(1,115,964)	(1,010,583)